Exhibit 23.2

KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Wave Systems Corp:

We consent to the use of our report dated March 15, 2011 with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 10-K of Wave Systems Corp., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 15, 2011 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Boston, Massachusetts

November 1, 2011

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.